Exhibit 99.1

CONTACT:	Investor Relations:	Public Relations:
	Joseph Scirocco/Valerie Martinez	Kekst and Company:
	(212) 549-6090/6780	Ruth Pachman/Wendi Kopsick
(212) 521-4891/4867

FOR IMMEDIATE RELEASE

TOMMY HILFIGER CORPORATION REPORTS PRELIMINARY

NET INCOME FOR FISCAL YEAR 2005;

PRIOR YEAR FINANCIALS ADJUSTED SLIGHTLY AS A

RESULT OF ACCOUNTING RESTATEMENT

•	Reports Preliminary Net Income for Fiscal Year 2005 of Approximately $86 Million, or $0.93 Per Diluted Share

•	Net Income Adjustments for Fiscal 2004 and 2003 Represent Less Than 1% of Previously Reported Amounts

•	Net Income for Fiscal Year 2004 Reduced by Approximately $1 Million, or $0.01 Per Diluted Share

•	Net Loss for Fiscal Year 2003 Increased by Approximately $5 Million, or $0.06 Per Diluted Share

HONG KONG, September 30, 2005 – Tommy Hilfiger Corporation (NYSE:TOM) today reported preliminary net income for its fiscal year ended March 31, 2005 and announced that prior year financial statements will be adjusted slightly as a result of an accounting restatement.

David Dyer, President and Chief Executive Officer, commented, “We are pleased to announce our preliminary net income results for fiscal year 2005, along with preliminary restated financial results for prior years. This is a further important step in putting these matters behind us and focusing our full attention on the strategic and operating initiatives that we have undertaken to grow our businesses.”

Fiscal Year 2005 Results

The Company reported preliminary net income for the fiscal year ended March 31, 2005 of approximately $86 million, or $0.93 per diluted share. Preliminary pretax income for fiscal 2005 is expected to be approximately $89 million as compared to the previously reported estimate of $92 million announced in June 2005.

Tommy Hilfiger Corporation

9/F., Novel Industrial Building,

850-870 Lai Chi Kok Road,

Cheung Sha Wan,

Kowloon, Hong Kong.

Tel: 2216 0668 Fax: 2371 2928

Restatement

As previously disclosed in its June 15, 2005 and August 10, 2005 press releases, the Company had been in the process of determining whether a restatement was required in connection with tax matters, lease accounting and other out of period adjustments. The Company has now concluded that it should restate its financial results for the fiscal years ended March 31, 2001, 2002, 2003 and 2004, as well as for the first quarter of the fiscal year ended March 31, 2005. The Company will file today a Form 8-K with the Securities and Exchange Commission (“SEC”), which details the restatement. The Company considers the impact of the restatement as set forth in this press release and the Form 8-K to be preliminary until it files its financial statements with the SEC. When the Company files its financial statements with the SEC, it does not anticipate there will be any significant changes from the preliminary restated financial results.

The restatement is currently expected to reduce previously reported net income for the fiscal year ended March 31, 2004 from $132 million to approximately $131 million, a reduction of approximately $1 million, or $0.01 per diluted share. The previously reported net loss for the fiscal year ended March 31, 2003 will be increased from $513 million to approximately $518 million, an increase of approximately $5 million, or $0.06 per diluted share. The March 31, 2002 shareholders’ equity balance will be reduced from $1,497 million to approximately $1,485 million, a decrease of approximately $12 million. These changes represent less than 1% of the previously reported amounts.

The Company currently expects to record net tax provisions of approximately $43 million (taking into account $15 million of pre-existing tax reserves for these matters) with respect to its filing of amended tax returns for fiscal 2001 through 2004, the Hong Kong Inland Revenue Department matter, the Tommy Hilfiger Licensing, Inc. (a Delaware intangible holding company) matter, and the New Jersey Alternative Minimum Assessment refunds, somewhat above its previous estimated range of $30 million to $40 million. The Company will discuss the impact of these provisions on results for fiscal 2003, 2004 and 2005 in its Annual Report on Form 10-K (“10-K”) for fiscal year ended March 31, 2005 once filed.

Filing Update

The restated financial statements will be included in the Company’s 10-K for its fiscal year ended March 31, 2005 and the Quarterly Report on Form 10-Q/A for the period ended June 30, 2004, which the Company expects to file in the near future. The Company also expects to file its Quarterly Reports on Form 10-Q for the periods ended September 30, 2004, December 31, 2004 and June 30, 2005 in the near future.

Safe Harbor Statement

Statements made by the Company that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended. Such statements are indicated by words or phrases such as “anticipate,” “estimate,” “project,” “expect,” “believe” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, many of which are beyond our control including, but not limited to, the overall level of consumer spending on apparel; the financial strength of the retail industry generally and the Company’s customers, distributors, and licensees in particular; changes in trends in the market segments and geographic areas in which the Company competes; the level of demand for the Company’s products; actions by our major customers or existing or new competitors; the effect of the Company’s strategy to reduce U.S. distribution in order to bring supply and demand into balance; changes in currency and interest rates; changes in applicable tax laws, regulations and treaties; changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products; the effects of any consolidation of the Company’s facilities and actions to reduce selling, general and administrative expenses; the outcome of the class action lawsuits against the Company and the Company’s discussions with the Hong Kong Inland Revenue Department and other tax authorities and the financial statement impact of such matters; the ability of the Company to satisfy covenants or obtain waivers, if necessary, under its indenture on a timely basis relating to the providing of required financial information; as well as other risks and uncertainties set forth in the Company’s publicly-filed documents, including this press release and the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men’s and women’s sportswear, jeanswear and childrenswear. The Company’s brands include Tommy Hilfiger and Karl Lagerfeld. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance, and home furnishings. The Company’s products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company’s own network of outlet and specialty stores in the United States, Canada and Europe.